Exhibit 10.6

EXECUTION VERSION

COLE HAAN, LLC

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 1, 2013 (the “Effective Date”), between Cole Haan, LLC, a Delaware limited liability company (the “Company”), and Jack Boys (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee as the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    POSITION AND DUTIES.

(a)    During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Executive Officer of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies. The Employee’s principal place of employment with the Company shall be in New York, NY, provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. As part of Employee’s duties, Employee shall develop and execute the Company’s business strategy, lead the budgeting and planning process in collaboration with the board of directors of the Company (the “Board”). Employee shall report only to the Board. All employees of the Company shall report to Employee or his designee.

(b)    During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company; provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2.    EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of two (2) years (the “Initial Term”) commencing on the Effective Date. On the expiration of the Initial Term and on each annual anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty days (60) prior to any such anniversary date (such an election by the Company, a “Company Non-Renewal”). Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Sections 6 and 7 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.    BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of $800,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. Employee’s base salary shall be subject to annual review by the Board, or a committee thereof, and may be increased from time to time in the Board’s discretion. Notwithstanding anything to the contrary contained herein, the Employee’s base salary may be decreased on or after the first annual anniversary of the Effective Date to an amount no less than $550,000 (the “Minimum Base Salary”), provided that the sum of the Employee’s base salary and Target Bonus (as defined below) is at least $800,000. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.    ANNUAL BONUS. During the Employment Term and beginning with the Company’s first full fiscal year that begins after the Effective Date, the Employee shall be eligible to receive an annual incentive payment (the “Annual Bonus”) based on a target bonus opportunity established by the Board in a manner that complies with Section 3 (the “Target Bonus”) upon the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) after consultation with the Company’s Chief Executive Officer. The Employee must be employed on the last day of the Annual Bonus performance year in order to be eligible to receive the Annual Bonus; provided that if the Employee is terminated for Cause (as defined in Section 6 below), the Employee shall not be entitled to any unpaid Annual Bonus. The Annual Bonus, if any, will be paid as soon as practicable after the delivery of the Company’s audited financial statements for the relevant year, but in no event shall the Annual Bonus be paid after October 31 of the calendar year in which the Annual Bonus is earned.

5.    EMPLOYEE BENEFITS.

(a)    BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)    LIFE INSURANCE. During the Employment Term and subject to the reasonable insurability of the Employee, the Company shall provide the Employee with term life insurance with an amount payable in respect thereof equal to no less than the Employee’s annual Base Salary, which insurance may be provided through one or more group policies and/or the purchase of an individual policy.

(c)    VACATIONS. During the Employment Term, the Employee shall be entitled to three (3) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time. The Employee hereby acknowledges and agrees that paid vacation not used in one year shall be forfeited and not carried over to the following year.

(d)    BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

(e)    RELOCATION EXPENSES. Prior to the relocation of the Company’s headquarters from New York, New York, the Company shall reimburse the Employee in an amount not to exceed $8,000 per month for the Employee’s reasonable expenses incurred (including, without limitation, any reasonable rent and travel expenses) in working in the New York City metropolitan area, and upon the relocation of the Company’s headquarters from New York, New York, the Company shall reimburse the Employee in accordance with applicable Company policy for the cost of relocating. the Employee’s principal residence to any location within fifty (50) miles of the Company’s new headquarters, but all rent and travel expenses shall cease. The Employee shall promptly provide the Company with invoices relating to any such relocation expenses in accordance with applicable Company policy, and the Company shall reimburse the Employee in accordance with this Section 5(e) no later than thirty (30) days after receipt of any such invoice.

6.    TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)    DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion.

(b)    DEATH. Automatically upon the date of death of the Employee.

(c)    CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause, provided that the Employee shall not be terminated for Cause unless the Board has approved such termination, and prior to such approval the Employee has been given an opportunity to appear before the Board and dispute such termination. “Cause” shall mean the Employee’s:

(i)    Conviction or a plea of nolo contendere of a felony;

(ii)    violation of any material provision of this Agreement or other Company written policy reasonably available to the Employee, and such violation is not remedied within fifteen (15) days after written notice thereof from the Company to the Employee specifically identifying the nature of such violation (to the extent such violation is cure-able);1

[1]	Note: The new management team will be responsible for revising and/or implementing Company policies, which must be consistent with the policies of a company the size and nature of the Company.

(iii)    misappropriation of material assets of the Company or of any affiliate of the Company; or

(iv)    willful failure to perform the Employee’s material job duties (other than due to mental or physical disability), which failure is not cured in all material respects within thirty (30) days after written notice from the Company which specifically identifies the manner in which the Company believes that the Employee has failed to perform.

(d)    WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)    GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i)    material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(ii)    material diminution in the Employee’s Base Salary or Target Bonus opportunity in a manner that is not permitted pursuant to Section 3;

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(f)    WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g)    NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

7.    CONSEQUENCES OF TERMINATION.

(a)    DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee’s estate shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)    any unpaid Base Salary through the date of termination;

(ii)    reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)    any accrued but unused vacation time in accordance with Company policy;

(iv)    any earned but unpaid Annual Bonus to be paid at the same time that the Annual Bonus for the applicable bonus year is paid to other senior executives of the Company;

(v)    all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”); and

(vi)    if at the time of the Employee’s death, the Company had been unable to obtain a life insurance policy for the Employee in accordance with Section 5(b), an amount equal to twelve (12) months of the Employee’s Base Salary as in effect on the Termination Date to be paid within sixty (60) days of the Employee’s termination of employment.

(b)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF THE NON-EXTENSION OF THIS AGREEMENT BY THE EMPLOYEE. If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) as a result of the non-extension of the Employment Term by the Employee as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits; provided that the Employee shall not be entitled to any earned but unpaid Annual Bonus upon a termination by the Company for Cause.

(c)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF THE EMPLOYEE’S DISABILITY OR A COMPANY NON-RENEWAL. If the Employee’s employment is terminated (w) by the Company other than for Cause (and, for the sake of clarity, other than as a result of the Employee’s death), (x) by the Employee for Good Reason, (y) as result of the Employee’s Disability as set forth in Section 6(a), or (z) as a result of a Company Non-Renewal, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 23 hereof:

(i)    the Accrued Benefits;

(ii)    subject to the Employee’s continued compliance in all material respects with the obligations in Sections 9 and 11 hereof and subject to the release described in Section 8 becoming effective and irrevocable within 60 days of the Employee’s termination of employment with the Company (the “Termination Date”), a pro-rata portion of the Annual Bonus (if any) that would have been earned based on Company performance for the full performance year as if the Employee’s employment had not been terminated; and

(iii)    subject to the Employee’s continued compliance in all material respects with the obligations in Sections 9 and 11 hereof and subject to the release described in Section 8 becoming effective and irrevocable within 60 days of the Termination Date, an amount equal to twelve (12) months of the Employee’s Base Salary as in effect on the Termination Date (such amount, the “Severance Amount”). The Severance Amount shall be paid as salary continuation in accordance with the Company’s standard payroll practices beginning on the Termination Date; provided, that any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until, and shall instead be paid on, the sixtieth (60th) day following the Termination Date and shall include payment of any amount that would otherwise have been scheduled to be paid prior thereto but for this provision.

(iv)    subject to (a) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (b) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (c) the Company not being subject to material tax or other penalties, continued participation in the Company’s group health plan (to the extent permitted under applicable law) which covers the Employee (and the Employee’s eligible dependents) for a period of twelve (12) months following the Employee’s date of termination, at the Company’s expense, provided that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to the Employee equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by the Employee; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 7(c)(iv) shall immediately cease.

Payments and benefits provided in this Section 7(c) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation; provided, that the foregoing shall not void, supersede or amend in any respect any of the Employee’s rights and entitlements pursuant to any compensation arrangements between Employee and Infinity Associates, LLC.

(d)    OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of the Company or any Company-related entity.

(e)    EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement; provided, that the foregoing shall not void, supersede or amend in any respect any of the Employee’s rights and entitlements pursuant to any compensation arrangements between Employee and Infinity Associates, LLC.

8.    RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer.

9.    RESTRICTIVE COVENANTS.

(a)    CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential and, except to the extent required by applicable law or legal process or to the extent necessary to enforce the Employee’s rights and entitlements hereunder in the event of a breach of this Agreement by the Company, the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 9 who, in each case, agree to keep such information confidential.

(b)    NONCOMPETITION. The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, (v) the Employee has received and will receive specialized training from the Company and its affiliates, and (vi) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment. Accordingly, during the Employee’s employment hereunder and for a period of twelve (12) months thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in (i) competition with the Company or any of its subsidiaries or affiliates in the United States or (ii) any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the Termination Date or in which they have planned, on or prior to such date to be engaged in on or after such date (by formal presentation of such planned business to the Board and the Board having not rejected such planned business) in the United States. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Employee has no active participation in the business of such corporation.

(c)    NONSOLICITATION; NONINTERFERENCE. (i) During the Employee’s employment with the Company and for a period of twelve (12) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)    During the Employee’s employment with the Company and for a period of twelve (12) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c)(ii) while so employed or retained and for a period of six (6) months thereafter.

(d)    NONDISPARAGEMENT. While employed by the Company and for three (3) years thereafter, the Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company. The foregoing shall not be violated by (i) truthful statements made the by the Employee in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) the Employee making truthful statements rebutting any inaccurate statement made or written about the Employee by the Company or its affiliates or an of its or their officers, directors or agents, or (iii) the Employee making truthful statements as reasonably necessary to enforce the Employee’s rights hereunder.

(e)    INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time , but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(ii)    In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(f)    RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

(g)    REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9 hereof. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The

Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that the Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Employee challenges the reasonableness or enforceability of any of the provisions of this Section 9. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.

(h)    REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)    SURVIVAL OF PROVISIONS. The obligations contained in Section 9 shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

10.    EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a material violation by the Employee of Section 9 hereof, which violation is not remedied in all material respects within fifteen (15) days after written notice thereof from the Company to the Employee specifically identifying the nature of such violation (to the extent such violation is cure-able), any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

11.    COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and for three (3) years thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions)

or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 11. The obligations contained in this Section 11 shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter. Any cooperation occurring pursuant to this Section 11 after the termination of the Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Employee’s business or personal affairs. Reasonable cooperation shall not include cooperation to the extent such cooperation could or would relate to a potential claim of the Company against the Employee or of the Employee against the Company.

12.    NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.    NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

Cole Haan LLC

6 Ashley Drive

Scarborough, Maine 04074

Attention: Jack Boys

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15.    SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

16.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.    WAIVER OF JURY TRIAL. THE EMPLOYEE HEREBY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EMPLOYEE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

18.    INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company. This obligation shall survive the termination of the Employee’s employment with the Company.

19.    LIABILITY INSURANCE. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

20.    GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions).

21.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

22.    REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

23.    TAX MATTERS.

(a)    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)    SECTION 409A COMPLIANCE.

(i)    The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this

Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)    For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

24.    DISPUTES. In the event the Employee substantially prevails on any material dispute arising under this Agreement, the Company agrees to pay (within thirty (30) days following receipt of an invoice from the Employee), to the full extent permitted by law, all legal fees and expenses that the Employee may reasonably incur as a result of such dispute.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Privileged & Confidential

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Alex Pellegrini
Name:	Alex Pellegrini
Title:

EMPLOYEE

/s/ Jack Boys
Jack Boys

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:
Name:
Title:

EMPLOYEE

Jack Boys

EXHIBIT A

GENERAL RELEASE

I, Jack Boys, in consideration of and subject to the performance by Cole Haan, LLC (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of February 1, 2013 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.    I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 7 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.    Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.    I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement; (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.    I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.    I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.    I hereby acknowledge that Sections 7 through 13, 18 through 21 and 23 of the Agreement shall survive my execution of this General Release.

12.    I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.    Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED: